Exhibit 10.2
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT, dated as of the 9th day of September, 2008, between JOS. A. BANK CLOTHIERS, INC. (“Client”) and ROBERT N. WILDRICK (“Consultant”),
WITNESSETH THAT:
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Client and Consultant do hereby agree as follows:
ARTICLE I
RETENTION OF CONSULTANT
Section 1.1. Retention of Consultant. Client hereby retains Consultant, and Consultant hereby agrees, to provide consulting services in accordance with the terms and conditions of this Agreement (the “Consulting Services”). This Agreement is a contract for personal services and, except as set forth in the immediately following sentence, the Consulting Services may be provided only by Consultant. Notwithstanding the foregoing, the Consulting Services may be supplied through a business entity organized and controlled by Consultant, provided that Consultant shall personally act on behalf of such business entity in connection with all matters related to this Agreement. It is contemplated that the Consulting Services requested from Consultant may include oral and written opinions, consulting, recommendations and other communications rendered in response to specific questions posed by Client. Consultant’s analysis and response to these questions may be based upon a review of documentation provided by Client to Consultant relevant to Client’s actual or proposed transactions and business activity (“Client Documentation”). Consultant is entitled to assume, without independent verification, the accuracy of all Client Documentation and other representations, assumptions, information and data provided by Client and its representatives.
ARTICLE II
CONSULTING PERIOD
Section 2.1. Consulting Period. The term of this Agreement (the “Consulting Period”) shall commence February 1, 2009 and shall, subject to earlier termination as provided herein, continue through January 31, 2012.
ARTICLE III
DESCRIPTION OF CONSULTING SERVICES
Section 3.1. Description of Consulting Services. During the Consulting Period, the Consultant shall, when and as requested by the Board of Directors (acting by and through the Lead Independent Director or pursuant to duly adopted resolutions or Unanimous Written Consents) or the Chief Executive Officer of the Company and subject to his reasonable availability, provide services and advice to the Company as a consultant and shall participate in external activities and events for the benefit of the Company not to take up more than 40 hours per month of the Consultant’s business time and attention. The Consulting Services shall consist primarily of monitoring the implementation of the Company’s long-range strategic plan and suggesting, as needed, any proposed modifications thereto; identifying and evaluating major strategic initiatives such as mergers, acquisitions, divestitures, joint ventures or licensing agreements; and performing such other duties as may be assigned from time to time.

ARTICLE IV
FEES AND EXPENSES
Section 4.1. Fees and Expenses. For services rendered hereunder, Client shall pay to Consultant a fee equivalent to $825,000 per year, payable at the rate of $68,750 per month on the first day of each calendar month during the Consulting Period (the “Consulting Fee”). The Consulting Fee shall be prorated for any partial month during the Consulting Period. Client shall also reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in the performance of his duties hereunder. Consultant shall submit signed, itemized accounts of such expenses in accordance with Client’s procedures and policies as adopted and in effect from time to time.
ARTICLE V
DEFAULTS AND REMEDIES
Section 5.1. Client Default.
(a) Each of the following shall constitute a “Client Default” hereunder:
(i) Failure by Client to pay any amount owing hereunder within ten (10) days after notice from Consultant that the same is due and payable.
(ii) Failure by Client in the performance or observance of any term or condition of this Agreement [other than a failure described in Section 5.1(a)(i)], which failure is not cured within thirty (30) days after the giving of notice thereof by Consultant, unless such failure is of such nature that it cannot be cured within such thirty (30) day period, in which case no Client Default shall occur so long as Client shall commence the curing of the failure within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.
(b) Upon the occurrence of any Client Default, Consultant shall have the right to exercise either or both of the following remedies:
(i) Terminate this Agreement, in which event Client shall pay to Consultant the Consulting Fee for the balance of the term which would have constituted the Consulting Period absent such termination. Such balance shall be payable in installments as and when it otherwise would have been payable hereunder; or
(ii) Exercise any other remedy permitted by law or in equity.
Client shall also pay to Consultant, promptly upon demand, all costs and expenses incurred by Consultant in pursuing any remedy for a Client Default, including, but not limited to, reasonable attorneys’ fees.

Section 5.2. Consultant Default.
(a) Each of the following shall constitute a “Consultant Default” hereunder:
(i) Failure by Consultant to devote up to 40 hours per month of Consultant’s business time and attention to the performance of Consulting Services hereunder at the request of the Board of Directors or Chief Executive Officer of the Company.
(ii) Failure by Consultant in the performance or observance of any term or condition of this Agreement [other than a failure described in Section 5.2(a)(i)], which failure is not cured within thirty (30) days after the giving of notice thereof by Client, unless such failure is of such nature that it cannot be cured within such thirty (30) day period, in which case no Consultant Default shall occur so long as Consultant shall commence the curing of the failure within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.
(b) Except as set forth in Section 6.3 (b), upon the occurrence of any Consultant Default, Client shall have the right to exercise either or both of the following remedies:
(i) Terminate this Agreement, in which event Client shall pay to Consultant any unpaid, prorated Consultant Fee due through the date of termination and thereafter neither party shall have any further liability hereunder; or
(ii) Exercise any other remedy permitted by law or in equity.
Consultant shall also pay to Client, promptly upon demand, all costs and expenses incurred by Client in pursuing any remedy for a Consultant Default, including, but not limited to, reasonable attorneys’ fees.
ARTICLE VI
OTHER TERMINATIONS
Section 6.1. Termination without Cause.
(a) Client or Consultant may, by delivery of not less than 30 days’ notice to the other at any time during the Consulting Period, terminate this Agreement without cause.
(b) In the event Client shall terminate this Agreement without cause, Client shall pay to Consultant the Consulting Fee for the balance of the term which would have constituted the Consulting Period absent such termination. Such balance shall be payable in installments as and when it otherwise would have been payable hereunder.

(c) In the event Consultant shall terminate this Agreement without cause, Client shall pay to Consultant any unpaid, prorated Consultant Fee due through the date of termination and thereafter neither party shall have any liability for future performance hereunder.
Section 6.2 Termination by Client for Cause.
(a) Client may, at any time during the Consulting Period by notice to Consultant in accordance with and only after full compliance with the procedure set forth herein terminate this Agreement “for cause” effective immediately. For the purposes hereof, “for cause” means:
(i) the conviction of Consultant in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of Client or any of its affiliates or any other felony or offense involving moral turpitude; or
(ii) the willful commission of an act of fraud or misrepresentation (including the omission of material facts), provided that such acts relate to the business of the Company and would materially and negatively impact upon the Company.
(b) In the event Client shall terminate this Agreement for cause pursuant to Section 6.2 (a), Client shall pay to Consultant any unpaid, prorated Consultant Fee payable through the date of termination and thereafter neither party shall have any further liability hereunder.
Section 6.3 Termination in the event of a Change of Control.
(a) In the event of a “change of control” (as hereinafter defined), Consultant may terminate this Agreement effective immediately provided that not more than 90 days shall have elapsed subsequent to Consultant’s becoming aware of the occurrence of the change of control.
For purposes of this Agreement, a “change of control” shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under any employee benefit plan of Client or a corporation owned, directly or indirectly, by the stockholders of Client (including any nominee corporation that holds shares of Client on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock, of Client, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Client representing 51% or more of the combined voting power of Client’s then outstanding securities; or (B) any “person” (as such term is used in Sections13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of Client or a corporation owned, directly or indirectly, by the stockholders of Client (including any nominee corporation that holds shares of Client on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of Client, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Client representing 30% or more of the combined voting power of Client’s then outstanding securities and there are at least a majority of directors serving on the Board of Directors who were not serving in such capacity as of the date hereof or who were not elected with the consent of the Consultant; or (C) the shareholders of Client approve a merger or consolidation of Client with any other corporation, other than a merger or consolidation which would result in the voting securities of Client outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of Client or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Client approve a plan of complete liquidation of Client or an agreement for the sale or disposition by Client of all or substantially all of Client’s assets other than a liquidation or sale which would result in the holders of the voting securities of Client immediately prior thereto continuing to hold at least 70% of the combined voting power of the successor entity immediately following such liquidation or sale.
(b) In the event (i) Consultant terminates this Agreement as a result of a change in control, or (ii) within ninety days following a change in control Client terminates this Agreement as a result of a Consultant Default pursuant to Section 5.2, then Client shall immediately pay to Consultant the balance of the Consulting Fee for the remainder of the term which would have constituted the Consulting Period absent such termination.
Section 6.4. Death or Disability. This Agreement shall terminate on the date of Consultant’s death or in the event Consultant suffers a disability which prevents Consultant from performing his duties hereunder. In either of such events, Client shall pay to Consultant (or his estate) any unpaid, prorated Consultant Fee due through the date of termination and thereafter neither party shall have any further liability hereunder.
ARTICLE VII
NON-COMPETE
Section 7.1. Non-compete. During the Consulting Period (or the term which would have constituted the Consulting Period absent a termination of this Agreement and during which Consultant is receiving payments based upon the Consultant Fee), Consultant shall not, directly or indirectly (a) engage in any activities that are in competition with Client in any geographic area within 50 miles of the location of any Client store (owned or franchised) as of the date of termination of this Agreement; (b) engage in any catalog or Internet business that focuses on the sale of men’s clothing; (c) solicit any customer of Client; or (d) solicit any person who is then employed by Client or was employed by Client within one year of such solicitation to (i) terminate his or her employment with Client, (ii) engage in any activity for compensation (whether as an employee, consultant, independent contractor, partner, principal or otherwise) with anyone other than Client, or (iii) in any manner interfere with the business of Client. Consultant acknowledges and agrees that in the event of any violation by Consultant by his obligations under this section, Client shall be entitled to injunctive relief without any necessity to post bond (unless otherwise required by the court). Consultant acknowledges and agrees that Client’s catalog and Internet business is competitive with retail store businesses offering similar product lines.

ARTICLE VIII
MISCELLANEOUS
Section 8.1. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be (a) sent by certified mail-return receipt requested, postage prepaid, (b) personally delivered (via overnight delivery or otherwise), or (c) transmitted by facsimile. Notices shall be deemed delivered as follows: (a) three days after deposit with the United States Postal Service by certified mail; (b) one business day after deposit with a nationally-recognized overnight delivery service; (c) on the date of delivery when sent by local, commercial delivery service; or (d) on the date of transmission if sent by facsimile during the hours of 9:00 a.m. to 5:00 p.m., Eastern time, on a business day, or on the next following business day if sent by facsimile other than during such time. Notwithstanding anything to the contrary contained herein, notices shall be deemed to have been given when received or refused by the party to which it was sent or delivered and any writing actually received by the party to whom it is addressed (regardless of the means of delivery) shall be sufficient notice hereunder. Notices shall be addressed as follows, provided that either party may, at any time, in the manner set forth for giving notices to the other, establish a different address to which notices to it or him shall be sent:

If to Client:	If to Consultant:
Jos. A. Bank Clothiers, Inc.	Mr. Robert N. Wildrick
500 Hanover Pike	220 Nightingale Trail
Hampstead, Maryland 21704	Palm Beach, Florida 33480
Attn: General Counsel	Fax: (561) 863-3246
Fax: (410) 239-5716
Section 8.2. Independent Contractor. Consultant shall provide the Consulting Services strictly as an independent contractor and nothing contained herein shall be deemed or construed as evidencing hereunder a partnership, joint venture, agency, employer/employee, or other relationship between Client and Consultant.
Section 8.3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the application of any conflicts of laws jurisprudence. Consultant hereby consents to the jurisdiction of the state courts of the State of Maryland and the United States District Court for District of Maryland over all claims arising under this Agreement.
Section 8.4. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Baltimore, Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.
Section 8.5. Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

Section 8.6. Counterparts. This Agreement may be executed by facsimile and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
Section 8.7. Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, then (a) the other provisions of this Agreement, (b) the provision in question to the extent such provision is not invalid or unenforceable, and (c) the application thereof to any other person or circumstances, shall not be affected thereby and shall be enforced to the fullest extent permitted by law.
Section 8.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement shall become effective only upon its execution and delivery by each party hereto.
Section 8.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs and assigns. Except as otherwise provided in Section 1.1, this Agreement may not be assigned by Consultant.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLIENT:
JOS. A. BANK CLOTHIERS, INC.		CONSULTANT:

By:	/s/ Sidney H. Ritman	/s/ ROBERT N. WILDRICK

	Sidney H. Ritman, Chairman	ROBERT N. WILDRICK
Compensation Committee